As filed with the Securities and Exchange Commission on June 8, 2015 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________________________________

RAVEN INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

South Dakota	205 E. 6th Street, P.O. Box 5107 Sioux Falls, South Dakota 57117- 5107	46-0246171
(State or other jurisdiction of	Telephone: (605) 336-2750	(I.R.S. Employer
Incorporation or organization)		Identification No.)
(Address of principal executive offices)
_______________________________

AMENDED AND RESTATED 2010 STOCK INCENTIVE PLAN
(Full title of the Plan)
_______________________________

Daniel A. Rykhus President and Chief Executive Officer Raven Industries, Inc. 205 E. 6th Street, P.O. Box 5107 Sioux Falls, SD 57117-5107 Telephone: (605) 336-2750 (Name and address of agent for service)	Copy to: Martin R. Rosenbaum, Esq. Maslon LLP 3300 Wells Fargo Center 90 South 7th Street Minneapolis, Minnesota 55402 Telephone: (612) 672-8200 Facsimile: (612) 672-8397
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerate filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☑                     Accelerated Filer ☐
Non- Accelerated Filer ☐                     Smaller reporting company ☐
____________________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, par value $1.00 per share	750,000	$19.42	$14,565,000.00	$1,692.45

(1)
Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered as a result of recapitalization, stock splits, stock dividends or similar transactions relating to the shares covered by this registration statement. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the average of the high and low sale prices of the registrant’s common stock on June 3, 2015, as reported on the Nasdaq Stock Market.

EXPLANATORY NOTE

Registration of Additional Securities

This registration statement relates solely to the registration of additional securities of the same class as other securities for which a registration statement on Form S-8 relating to an employee benefit plan is effective. This registration statement is being filed to register an additional 750,000 shares of the registrant’s common stock, par value $1.00 per share (the “Common Stock”), for issuance under the Raven Industries, Inc. 2010 Amended and Restated Stock Incentive Plan, as amended (the “Plan”). The increase in the number of shares authorized for issuance under the Plan was approved by the registrant’s Board of Directors on March 14, 2015 and subsequently approved by the registrant’s shareholders at the 2015 Annual Meeting of Shareholders held on May 21, 2015 (the “March 2015 Share Increase”). On June 3, 2010, the registrant filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-8 (Reg. No. 333-167290) registering 500,000 shares of Common Stock issuable pursuant to the Plan, and on June 11, 2012, the registrant filed with the Commission a registration statement on Form S-8 (Reg. No. 333-182051) registering an additional 500,000 shares of Common Stock issuable pursuant to the Plan (collectively, the “Prior Registration Statements”). Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements, including any amendments thereto or filings incorporated therein, are incorporated herein by reference. Any items in the Prior Registration Statements not expressly changed hereby shall be as set forth in the Prior Registration Statements.

Prior to the March 2015 Share Increase, the Company effected a 2-for-1 stock split on July 25, 2012 (the “Stock Split”). Before the Stock Split occurred, there were 1,000,000 shares authorized for issuance under the Plan and all shares were registered pursuant to the Prior Registration Statements. Accordingly, to reflect the Stock Split, the Plan was automatically increased to a total of 2,000,000 shares being authorized for issuance under the Plan, and the additional shares resulting from the Stock Split were automatically included in the Prior Registration Statements pursuant to Rule 416(c) under the Securities Act of 1933. Thus, this Registration Statement is being filed solely to register the additional 750,000 shares from the March 2015 Share Increase, which increases the total number of shares authorized for issuance under the Plan to 2,750,000 shares.

PART I

As permitted by the rules of the Commission, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this registration statement will be sent or given to eligible employees as specified in Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

Item 3. Incorporation of Documents by Reference.

The following documents filed by the registrant with the Commission are hereby incorporated herein by this reference:

(a) Annual Report on Form 10-K for the fiscal year ended January 31, 2015;

(b) Current Reports on Form 8-K filed on April 16, 2015, May 6, 2015, May 19, 2015, and May 27, 2015;

(c) Quarterly Report on Form 10-Q for the quarter ended April 30, 2015;

(d) Description of the registrant’s Common Stock, included in the registrant’s Registration Statement on Form S-3 (Registration No. 333-26327) under the caption “Description of Securities”; and

(e) All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 8. Exhibits.

Exhibit	Description
4.1	Amended and Restated 2010 Stock Incentive Plan, as amended (filed herewith)
5.1	Opinion of Maslon LLP as to the legality of the securities being registered (filed herewith)
23.1	Consent of Independent Registered Public Accounting Firm - PricewaterhouseCoopers LLP (filed herewith)
23.2	Consent of Maslon LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page hereof)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sioux Falls and the State of South Dakota, on June 8, 2015.

RAVEN INDUSTRIES, INC.

By: /s/ Daniel A. Rykhus
                     Daniel A. Rykhus, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature to this registration statement appears below hereby constitutes and appoints Daniel A. Rykhus and Steven E. Brazones, signing singly as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this registration statement and any and all instruments or documents filed as part of or in connection with this registration statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

    The undersigned also grants to said attorney-in-fact, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted. This Power of Attorney shall remain in effect until revoked in writing by the undersigned.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on June 8, 2015 by the following persons on behalf of the registrant, in the capacities indicated:

/s/ Daniel A. Rykhus	/s/ Mark E. Griffin
Daniel A. Rykhus, Director, President and Chief Executive Officer (principal executive officer)	Mark E. Griffin, Director

/s/ Steven E. Brazones	/s/ Kevin T. Kirby
Steven E. Brazones, Vice President and Chief Financial Officer (principal financial and accounting officer)	Kevin T. Kirby, Director

/s/ Thomas S. Everist	/s/ Marc E. LeBaron
Thomas S. Everist, Chairman of the Board	Marc E. LeBaron, Director

/s/ Jason M. Andringa	/s/ Cynthia H. Milligan
Jason M. Andringa, Director	Cynthia H. Milligan, Director